Exhibit 99.1

Investor Contact:
Michael D. Perry
SVP and CFO, Vitria
+1-408-212-2260
mperry@vitria.com

VITRIA ANNOUNCES PRELIMINARY SECOND QUARTER
RESULTS FOR 2005

SUNNYVALE, Calif., July 7, 2005 — Vitria (Nasdaq:VITR), a leading provider of business process application solutions, today announced preliminary results for its second quarter ended June 30, 2005. These preliminary results are subject to completion of customary quarterly closing and review procedures by Vitria management and its independent auditors.

•	Vitria expects revenue for the second quarter to be approximately $12 million, with license revenue expected to be approximately $2 million of that total.

•	Based on this estimated revenue, Vitria expects a net loss for the quarter in the range of $6 to $7 million, or $0.18 to $0.20 per share.

•	The second quarter will include a restructuring charge of approximately $900,000 related to employee severance costs.

•	Vitria expects its cash, cash equivalents and short-term investments at the end of the second quarter to be approximately $68 million.

“We are disappointed with our financial results this quarter and in particular, our license revenues.” said Dale Skeen, founder and CEO of Vitria. “Several deals in the pipeline, including two enterprise license agreement (ELA) renewals that were expected to close during the quarter did not close. These results in the second quarter require us to take additional steps to lower the Company’s costs by, among other measures, trimming the company’s headcount by approximately 15% from the levels as of the end of the 1st quarter. Over half of this reduction has already taken place, and the remainder will take place in the 3rd quarter, primarily through attrition.

Vitria will provide final second quarter 2005 financial results during its earnings conference call, which is scheduled for Wednesday, July 27, 2005 at 5:00 p.m. EDT/2:00 p.m. PDT. To listen, please dial one of the following numbers at least five minutes prior to the start of the call:

— From the U.S. and Canada, please dial +1-800-967-7134

— From international calling areas, please dial +1-719-457-2625

The confirmation code for both call-in numbers is 1423576 followed by pound (#).

About Vitria

Vitria Technology, Inc. (Nasdaq:VITR), a leading provider of business process integration products and solutions, combines technology leadership with industry expertise in healthcare and insurance, telecommunications, manufacturing and financial services to dramatically improve strategic business processes across systems, people and trading partners. These solutions are built on the award-winning Vitria:BusinessWare™ Enterprise Business Process Management suite. With offices around the world, Vitria’s customer base includes blue chip companies such as AT&T, Bell Canada, BellSouth, Blue Cross Blue Shield Association, BP, BT, DaimlerChrysler Leasing, Generali, Nissan, PacifiCare Health Systems, Reynolds & Reynolds, RBC Financial Group, Sprint, U.S. Department of Defense and Veterans Health Administration. For more information call +1-408-212-2700, email info@vitria.com or visit www.vitria.com.

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(C)2005 Vitria Technology, Inc. All rights reserved. Vitria and BusinessWare are registered trademarks of Vitria Technology, Inc. All other names may be trademarks of the companies with which they are associated.

Cautionary Note Regarding Forward-looking Statements: This press release includes forward-looking statements, including statements relating to new products, goals and future business opportunities that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those referred to in the forward-looking statements. Such factors include, but are not limited to: failure to meet financial and product expectations of analysts and investors: risk related to market acceptance of Vitria’s products and alliance partners’ products; deployment delays or errors associated with these and other products of Vitria and partners; hardware platform incompatibilities; the need to maintain and enhance certain business relationships with system integrators and other parties; the ability to manage growth; activities by Vitria and others regarding protection of proprietary information; release of competitive products and other actions by competitors; and economic conditions in domestic and foreign markets. These and other risks related to Vitria are detailed in Vitria’s Annual Report on Form 10-K for the year ended Dec. 31, 2004, filed with the SEC on March 31, 2005. Vitria does not undertake an obligation to update forward-looking statements.

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